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                                                                   EXHIBIT 10.46

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") between F.Y.I. Incorporated, a Delaware corporation ("Company") and Gregory R. Melanson ("Consultant") is hereby entered into and effective as of January 27, 1999. The Agreement hereby supercedes any other employment or consulting agreement or understanding, written or oral between the Company or its subsidiaries and the Consultant.

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1. Duties.

              (a) The Company hereby engages Consultant as a national litigation support project consultant, as well as a merger and acquisition consultant, to assist the Company in implementing its 1999 strategy and plan. Specific projects will be identified as required. Exhibit "A" represents current consulting activities anticipated.

              (b) The consulting activities will be provided solely by Consultant. Consultant hereby accepts this engagement upon the terms and conditions herein contained and agrees to devote approximately (forty (40) hours a week) to promote and further the business and services of the Company.

         2. Fees.

              (a) Consultant shall charge a fee of $13,000 per month. Such fees shall be payable in arrears by the fifth business day of the following month.

              (b) The Company shall reimburse Consultant for all ordinary and necessary business expenses lawfully and reasonably incurred by Consultant in the performance of its services. All reimbursable expenses shall be appropriately documented in reasonable detail by Consultant upon submission of any request for reimbursement.



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         3. Term; Termination; Rights of Termination. The term of this Agreement shall begin on the date of this Agreement and continue until either party terminates. Either party may terminate at any time with ninety
         (90) days notice. Consultant shall accept $39,000 in lieu of ninety
         (90) days notice from the Company. If the Consultant terminates without giving ninety (90) days notice, the Company shall pay Consultant an amount equal to or less than $39,000 at the Company's sole discretion.

         4. Taxes. It is mutually understood and agreed that in the performance of its services under this Agreement, Consultant is at all times performing its services as an independent contractor, and acknowledges that it is responsible for payment of its federal income tax, employment taxes and social security taxes for its employees. Further, Consultant will comply with all taxing authorities, regulations and laws, whether federal or state. Consultant shall not take any actions or make any representations to any person that would suggest that any other relationship exists between the Company and Consultant other than that Consultant is an independent contractor. Consultant shall have no right or authority to assume or create any obligations on behalf of the Company, express or imply, nor shall Consultant represent to any person that has such authority or that serves the Company in any capacity other than as an outside Consultant. In addition, the Company shall not be liable for any injuries suffered by Consultant while Consultant is consulting for the Company.

         5. Nondisclosure and Nonuse of Confidential Information. Except as required by the nature of Consultant's duties or with the prior written approval of an authorized officer of the Company, Consultant will not during the term of this Agreement or thereafter for three (3) years, use or disclose any confidential information of the Company or its subsidiaries, any of its customers or any potential acquisition candidate, including without limitation customer lists, market research, strategic plans or other information or discoveries, inventions, improvements, know-how, methods or other trade secrets, whether developed by Consultant or others. Consultant will comply with the Company's policies and procedures for the protection of confidential information.

         6. Use and Return of Documents. Consultant will not disclose any documents, record, tapes and other media that contain confidential information and will not copy any such material or remove it from the Company's offices except as approved by an authorized officer of the Company. Upon termination of this Agreement, Consultant will return to the Company all copies of documents, records, tapes, and other media that contain confidential information.

         7. [INTENTIONALLY LEFT BLANK].


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         8. Remedies. Consultant acknowledges that in the event of a violation by it of this Agreement the harm to the Company could be irreparable. Consultant agrees that, in addition to any other remedies provided by law, the Company will be entitled to obtain injunctive relief against any such violation without having to post a bond.

         9. Complete Agreement. There are no oral representations, understandings, or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Consultant and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by the Company and Consultant, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

         10. No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

         11. Notices. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

          To the Company:       F.Y.I. Incorporated
                                3232 McKinney Avenue
                                Suite 900
                                Dallas, TX 75204

                                Attention: Margot Lebenberg
                                           Senior Vice President and
                                           General Counsel

          To Consultant:        Gregory R. Melanson
                                32 Cove Road
                                Belvedere, CA  94920

         Notice shall be deemed given and effective five (5) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.



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         12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in the way to describe, interpret, defined or limit the extent or intent of this Agreement or of any part hereof.

         13. Governing Law; Place of Performance. This Agreement shall in all respects be construed according to the laws of the State of Texas.



                   [Balance of sheet intentionally left blank]





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     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.



F.Y.I. INCORPORATED



By: /s/ Ed H. Bowman, Jr.
   ----------------------
     Ed H. Bowman, Jr.





CONSULTANT



/s/ Gregory R. Melanson
-----------------------
Gregory R. Melanson





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